Exhibit 99.1

For Immediate Release:

ASG Consolidated LLC

For further information contact:

Brad Bodenman or Amy Humphreys

Phone: 206.374.1515/fax: 206.374.1516

Email to: brad.bodenman@americanseafoods.com or amy.humphreys@americanseafoods.com

Seattle, WA – Monday, May 15, 2006 – ASG Consolidated LLC (“American Seafoods”) today announced its results for the quarter ended March 31, 2006.

For the quarter ended March 31, 2006, net sales decreased 20.1% to $121.8 million as compared to $152.3 million during the first quarter of 2005. The reduction in net sales was due mainly to lower sales volumes of our pollock roe and surimi products as a result of differences in the timing of sales and lower sales prices for our pollock roe product. The sales timing differences were caused by a delay in product deliveries that resulted in the revenue for a significant amount of roe products to be recognized in the month of April rather than in the first quarter of 2006. Due to the reduced amount of roe revenue recognized in the first quarter of 2006, the amount of roe products in ending inventory as of March 31, 2006 increased by more than 85% compared to March 31, 2005. This increase in roe inventory represented an additional $20.0 to $25.0 million in net sales, which the Company expects will be recognized in the second quarter of 2006.

Consolidated EBITDA (which pursuant to the American Seafoods Senior credit agreement is calculated as earnings before net interest expense, income tax benefit or provision, depreciation, amortization, unrealized foreign exchange and other derivatives gains or losses, loss from debt repayment and related write-offs, equity-based compensation, the write-off of certain deferred financing costs and goodwill and other non-cash charges or gains) decreased 35.0% for the quarter ended March 31, 2006 to $31.1 million as compared to $47.8 million during the first quarter of 2005 primarily due to the revenue factors as described above and higher fuel and freight costs, partially offset by higher pollock surimi and block sales prices. Gross margin for the quarter ended March 31, 2006 decreased to 22.1% from 31.9% in 2005. The decrease in gross margin resulted primarily from lower pollock roe volume in our sales mix and lower roe prices.

Net income decreased $28.2 million for the quarter ended March 31, 2006 to $1.6 million as compared to $29.8 million for the first quarter of 2005 primarily due to the operational factors discussed above, an increase in non-cash equity based compensation and a decrease in realized and unrealized net gains on other derivative contracts in 2006, which was partially offset by lower interest expense. The increase in non-cash equity based compensation resulted from the vesting of certain options in connection with the buyout of Centre Partners and the vesting attributable to the achievement of 2005 performance targets. Equity-based compensation expense for the first quarter of 2006 was $6.2 million, which includes expense recognized in conjunction with the exercise of shares during the Centre Partners transaction. Additionally, we adopted SFAS 123R effective January 1, 2006. The effect of this adoption was negligible.

“Our core harvesting operations performed well this A season. Our vessels achieved strong roe recovery rates producing about 20% more roe volume this A season compared to last year. Although we experienced lower roe pricing this A season, the markets for surimi and block products remain strong both in terms of pricing and demand” remarked Bernt O. Bodal, Chairman and Chief Executive Officer. “We typically sell 100% of our first auction roe in the first quarter of the year. However, this year, we recognized roughly 55% to 60% of our first roe auction product sales in the first quarter due to the timing of some deliveries to our customers,” Bodal said.

There was an increase in pollock production volume for the quarter ended March 31, 2006 as compared to the first quarter of 2005, primarily due to higher flesh and roe recovery rates.

In April 2006, the Company redeemed its Senior Subordinated Notes, which had a principal balance of $175.0 million. In order to fund this redemption, the Company drew down $180.0 million on its delayed draw Tranche B-2 Term Loan and approximately $4.5 million on its revolving credit facility.

Quarterly Conference Call Information:

American Seafoods will host its conference call in conjunction with the release of its first quarter financial results live on Thursday, May 18th at 10:00 am PST (1:00 pm EST). In order to participate, call (800) 257-7887 or (303) 205-0033 and enter access code 5370884. The call is expected to start no later than 10:15 am PST. There will also be a replay of the conference call available for 30 days by dialing (888) 203-1112 or (719) 457-0820 and entering access code 5370884.

About American Seafoods

American Seafoods is a leader in the harvesting, processing, preparation and supply of quality seafood. Harvesting a variety of fish species, the Company processes seafood into an array of finished products, both on board its state-of-the-art fleet of vessels and at its HACCP-approved production facilities located in both Massachusetts and Alabama. The Company produces a diverse range of fillet, surimi, roe and block product offerings, made from Alaska pollock, Pacific whiting, Pacific cod, sea scallops, and U.S. farm raised catfish. Finished products are sold worldwide through an extensive global distribution and customer support network. From the ocean to the plate, American Seafoods has established a global sourcing, selling, marketing and distribution network bringing quality seafood to consumers worldwide. For more information, please visit us at www.americanseafoods.com.

This press release contains forward-looking statements. The words “will,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans,” or similar expressions are intended to identify forward-looking statements. All statements in this press release other than statements of historical fact, including statements which address the Company’s strategy, future operations, future financial position, estimated sales, projected costs, prospects, plans and objectives of management and events or developments that the Company expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside of the Company’s control and could cause actual results to differ materially from such statements.

ASG Consolidated LLC

Financial Highlights

(Unaudited, dollars in thousands)

	For the Three Months Ended March 31,
	2005	2006	Change
Statement of Operations Data:
Net sales	$152,329	$121,751	-20.1%
Cost of sales, including depreciation expense of $9,249 and $7,583, respectively	95,220	87,566
Shipping & Handling	8,524	7,232

Total Cost of Sales	103,744	94,798

Gross profit	48,585	26,953	-44.5%
Gross margin	31.9%	22.1%
Selling, general and administrative expenses	10,203	16,381
Depreciation and amortization (1)	831	777

Operating income	37,551	9,795	-73.9%
Interest expense, net	(14,439)	(10,947)
Foreign exchange gains, net	870	1,683
Other derivatives gains, net	6,160	1,377
Other expense, net	(331)	(292)

Net income	$29,811	$1,616	-94.6%

Consolidated EBITDA calculations:
Net income	$29,811	$1,616
Interest expense, net	14,439	10,947
Income tax provision (benefit)	7	(6)
Depreciation and amortization	10,080	8,360
Unrealized losses (gains) on derivatives, net	(7,230)	3,861
Equity-based compensation expense	734	6,235
Other	—	66

Consolidated EBITDA (2)	$47,841	$31,079	-35.0%

Consolidated EBITDA margin	31.4%	25.5%
Other Data:
Capital expenditures	$6,731	$5,410
Pollock production (metric tons)	37,778	40,290
Pollock sales (metric tons)	21,758	14,503
Reconciliation of Consolidated EBITDA to cash flow from operating activities (2):
Cash flows from (used in) operating activities	$24,120	$(7,370)
Interest expense, net	14,439	10,947
Net change in operating assets and liabilities	14,975	29,112
Amortization of deferred financing costs in interest expense	(1,487)	(716)
Amortization of debt discounts	(3,552)	(3,973)
Other	(654)	3,079

Consolidated EBITDA	$47,841	$31,079

(1)	Amortization of intangibles and depreciation of other assets.

(2)	Consolidated EBITDA is not a measure of operating income, operating performance or liquidity under generally accepted accounting principles. We include Consolidated EBITDA because we understand it is used by some investors to determine a company’s historical ability to service indebtedness and fund ongoing capital expenditures, and because certain covenant measures in our note indenture and credit agreement are based upon Consolidated EBITDA. In addition, it should be noted that companies calculate Consolidated EBITDA differently and, therefore, Consolidated EBITDA presented by us may not be comparable to Consolidated EBITDA as reported by other companies.

	December 31, 2005	March 31, 2006
Selected Balance Sheet Data:
Cash and cash equivalents	$8,015	$45,521
Accounts receivable, trade	37,758	35,804
Inventories	55,440	109,712
Property, vessels and equipment, net	171,479	165,619
Cooperative rights, other intangibles and goodwill, net	125,187	123,909
Total assets	471,203	566,035
Total debt	595,877	652,349